Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C., USA

20549-7561

Dear Sirs/Madams,

We have read Luxfer Holdings PLC’s disclosure pursuant to Item 16F of Form 20-F as set out in the section entitled “Change in Registrant’s Certifying Accountant” on pages 148 and 149 of Luxfer Holdings PLC’s Annual Report on Form 20-F for the year ended December 31, 2015.  We agree with the statements made in the first and second paragraphs therein.  We have no basis on which to agree or disagree with other statements of the registrant contained therein.

Yours faithfully,

/s/ Ernst & Young LLP

Manchester, England

March 15, 2016